Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

DEFINITIVE HEALTHCARE CORP.

(Pursuant to Section 242 and 245 of

the General Corporation Law of the State of Delaware)

Definitive Healthcare Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The name of the Corporation is Definitive Healthcare Corp. The date of filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was May 3, 2021 (the “Previous Certificate of Incorporation”) under the name Definitive Healthcare Corp.

SECOND: The Board of Directors of the Corporation (the “Board”) adopted resolutions proposing to amend and restate the Previous Certificate of Incorporation, and the sole stockholder of the Corporation has duly approved the amendment and restatement by written consent pursuant to and in accordance with Section 228 of the DGCL.

THIRD: This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (as from time to time in effect, the “DGCL”).

FOURTH: This Certificate of Incorporation restated, integrates and further amends in its entirety the Previous Certificate of Incorporation to read as follows:

1. Name. The name of the Corporation is Definitive Healthcare Corp.

2. Address; Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is c/o the Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle and the name of its registered agent at such address is the Corporation Trust Company.

3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4. Number of Shares.

4.1 The total number of shares of all classes of stock that the Corporation shall have authority to issue is                  shares, consisting of three classes as follows: (i)                  shares of Class A common stock, with the par value of $0.001 per share (the “Class A Common Stock”); (ii)                  shares of Class B common stock, with no par value per share (the “Class B Common Stock” and, together with Class A Common Stock, the “Common Stock”); and (iii)                  shares of preferred

stock, with the par value of $0.001 per share (the “Preferred Stock”). Effective upon the effectiveness of the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Reclassification Effective Time”), each share of common stock, par value $0.001 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Reclassification Effective Time, shall automatically, without further action on the part of the Corporation or any holder of such Old Common Stock, be reclassified as and become one (1) validly issued, fully paid and non-assessable share of Class A Common Stock.

4.2 Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any class of the Common Stock or the Preferred Stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any class of the Common Stock or the Preferred Stock voting separately as a class will be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus:

(i) in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (x) the redemption or exchange of all outstanding LLC Units corresponding to shares of Class B Common Stock, pursuant to Article 10 of the Second Amended and Restated LLC Agreement of AIDH TopCo, LLC and (y) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock;

(ii) in the case of Class B Common Stock, the number of shares of Class B Common Stock issuable in connection with the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class B Common Stock.

5. Classes of Shares. The designation, relative rights, preferences and limitations of the shares of each class of stock are as follows:

5.1 Common Stock.

(i) Voting Rights.

(1) Each holder of Class A Common Stock will be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and each holder of Class B Common Stock will be entitled to one vote for each share of Class B Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, except that, (x) in each case, to the fullest extent permitted by law and subject to Section 5.1(i)(2), holders of shares of each class of Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock if the holders of such Preferred Stock are entitled to vote as a separate class thereon under this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or under DGCL and (y) holders of shares of Class B Common Stock shall have no vote per share of Class B Common Stock issued to such holder with respect to LLC Units and Corresponding Management Holdings Units that are unvested until such time as such LLC Units or Corresponding Management Holdings Units have vested.

(2) (a) The holders of the outstanding shares of Class A Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of Common Stock in a manner that is disproportionately adverse as compared to the Class B Common Stock and (b) the holders of the outstanding shares of Class B Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of Common Stock in a manner that is disproportionately adverse as compared to the Class A Common Stock, it being understood that any merger, consolidation or other combination transaction shall not be deemed an amendment hereof if such merger, consolidation or other combination transaction (x) constitutes a Disposition Event in which holders of Paired Interests are required to exchange LLC Units pursuant to Section 10.04(b) of the Second Amended and Restated LLC Agreement of AIDH TopCo, LLC in such Disposition Event and receive consideration in such Disposition Event in accordance with the terms of the Second Amended and Restated LLC Agreement of AIDH TopCo, LLC as in effect prior to such Disposition Event and (y) provides for payments under or in respect of the tax receivable or similar agreement entered by the Corporation from time to time with any holder of Common Stock and/or securities of AIDH TopCo, LLC to be made in connection with any such merger, consolidation or other combination transaction in accordance with the terms of such tax receivable or similar agreement as in effect prior to such merger, consolidation or other combination transaction.

(3) Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).

(4) If at any time the ratio at which LLC Units are redeemable or exchangeable for shares of Class A Common Stock pursuant to Article 10 of the Second Amended and Restated LLC Agreement of AIDH TopCo, LLC is amended, the number of votes per corresponding share of Class B Common Stock to which holders of shares of Class B Common Stock are entitled pursuant to Section 5.1(i)(1) shall be automatically adjusted accordingly so that from and after such time, the aggregate number of votes that a holder of Class B Common Stock is entitled to vote with respect to all shares of Class B Common Stock held by such holder is equal to the number of share of Class A Common Stock subject to be redeemed or exchanged for all LLC Units held by such holder.

(ii) Dividends; Stock Splits or Combinations.

(1) Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends of cash, stock or property may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the Board in its discretion may determine.

(2) Except as provided in Section 5.1(ii)(3) with respect to stock dividends, dividends of cash, stock or property may not be declared or paid on shares of Class B Common Stock.

(3) In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “Stock Adjustment”) unless (a) a corresponding Stock Adjustment for all other classes of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner and (b) the Stock Adjustment has been reflected in the same economically equivalent manner on all LLC Units. Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same class of Common Stock.

(iii) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Class A Common Stock will be entitled to receive the assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock. Without limiting the rights of the holders of Class B Common Stock to exchange their LLC Units for shares of Class A Common Stock in accordance with Section 10.01 of the Second Amended and Restated LLC Agreement of AIDH TopCo, LLC (or for the consideration payable in respect of shares of Class A Common Stock in such voluntary or involuntary liquidation, dissolution or winding-up), the holders of shares of Class B Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

5.2 Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of Preferred Stock from time to time adopted by the Board pursuant to authority so to do which is hereby expressly vested in the Board. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Each series of shares of Preferred Stock: (i) may have such voting rights or powers, full or limited, if any; (ii) may be subject to redemption at such time or times and at such prices, if any; (iii) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock, if any; (iv) may have such rights upon the voluntary or involuntary liquidation, winding-up or dissolution of, upon any distribution of the assets of, or in the event of any merger, sale or consolidation of, the Corporation, if any; (v) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation (or any other securities of the Corporation or any other Person) at such price or prices or at such rates of exchange and with such adjustments, if any; (vi) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts, if any; (vii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation, if any; (viii) may be subject to restrictions on transfer or registration of transfer, or on the amount of shares that may be owned by any Person or group of Persons; and (ix) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, if any; all as shall be stated in said resolution or resolutions of the Board providing for the designation and issue of such shares of Preferred Stock.

6. Class B Common Stock.

6.1 Retirement of Class B Shares. No holder of Class B Common Stock may Transfer shares of Class B Common Stock to any Person unless such holder transfers a corresponding number of LLC Units to the same Person in accordance with the provisions of the Second Amended and Restated LLC Agreement of AIDH TopCo, LLC, as such agreement may be amended from time to time in accordance with the terms thereof. If any outstanding share of Class B Common Stock ceases to be held by a holder of an LLC Unit or by a holder of Corresponding Management Holdings Units, such share shall automatically and without further action on the part of the Corporation or such holder be transferred to the Corporation for no consideration and retired and canceled.

6.2 Reservation of Shares of Class A Common Stock. The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of the issuance upon the redemption or exchange of LLC Units, the number of shares of Class A Common Stock that are issuable upon the redemption or exchange of all outstanding LLC Units held by holders of Paired Interests, pursuant to Article 10 of the Second Amended and Restated LLC Agreement of AIDH TopCo, LLC. The Corporation covenants that all the shares of Class A Common Stock that are issued upon the redemption or exchange of such Paired Interests will, upon issuance, be validly issued, fully paid and non-assessable.

6.3 Taxes. The issuance of shares of Class A Common Stock upon the exercise by holders of Paired Interests of their right under Section 10.01 of the Second Amended and Restated LLC Agreement of AIDH TopCo, LLC to exchange their LLC Units or have their LLC Units redeemed will be made without charge to such holders for any transfer taxes, stamp taxes or duties or other similar tax in respect of the issuance; provided, however, that if any such shares of Class A Common Stock are to be issued in a name other than that of the then record holder of the LLC Units being redeemed or exchanged (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such holder), then such holder and/or the Person in whose name such shares are to be delivered, shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in the issuance or shall establish to the reasonable satisfaction of the Corporation that the tax has been paid or is not payable.

6.4 Preemptive Rights. To the extent LLC Units are issued pursuant to the Second Amended and Restated LLC Agreement of AIDH TopCo, LLC to anyone other than the Corporation or a wholly owned subsidiary of the Corporation (including pursuant to Section 9.02 (or any equivalent successor provision) of the Second Amended and Restated LLC Agreement of AIDH TopCo, LLC), an equivalent number of shares of Class B Common Stock (subject to adjustment as set forth herein) shall concurrently be issued to the same Person to which such LLC Units are issued.

7. Board of Directors.

7.1 Powers of the Board. Except as otherwise provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by applicable law or by this Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) or the By-laws of the Corporation (the “By-laws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, except as otherwise specifically required by law or as otherwise provided in this Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock).

7.2 Number of Directors. The total number of directors of the Corporation (the “Directors”) constituting the Board shall be at least one, and subject to any rights of the holders of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances or otherwise, the total number of directors constituting the whole Board of Directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors.

7.3 Classification. Subject to the terms of any one or more series or classes of Preferred Stock:

(i) The Board shall be and is divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board. The Board may assign members of the Board already in office to such classes as of the date the shares of Class A Common Stock are first publicly traded (the “IPO Date”). No Director shall be a member of more than one class. Directors shall be elected by the plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote thereon.

(ii) The term of office of the initial Class I Directors shall expire at the first annual meeting of the stockholders following the IPO Date; the term of office of the initial Class II Directors shall expire at the second annual meeting of the stockholders following the IPO Date; and the term of office of the initial Class III Directors shall expire at the third annual meeting of the stockholders following the IPO Date. At each annual meeting of stockholders, commencing with the first annual meeting of stockholders following the IPO Date, successors to the class of Directors whose term expires at that annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes in such a manner as the Board shall determine so as to maintain the number of Directors in each class as nearly equal as possible, but in no case will a decrease in the number of Directors shorten the term of any incumbent Director.

7.4 Elections of Directors. Elections of Directors need not be by written ballot except to the extent provided in the By-laws.

7.5 Advance Notice. Advance notice of nominations for the election of Directors or proposals of other business to be considered by stockholders, made other than by the Board or a duly authorized committee thereof or any authorized officer of the Corporation to whom the Board or such committee shall have delegated such authority, shall be given in the manner provided in the By-laws. Without limiting the generality of the foregoing, the Bylaws may require that such advance notice include such information as the Board may deem appropriate or useful.

7.6 Removal of Directors. Subject to the terms of any one or more series or classes of Preferred Stock, any Director who is elected to serve a three-year term may be removed from office during such term, at any time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s outstanding shares of stock entitled to vote generally in the election of Directors, voting together as a single class, and only for cause, for so long as the Board is classified.

7.7 Term. Directors shall hold office until the annual meeting for the year in which their terms expire and until the election and qualification of their respective successors in office or until such Director’s earlier death, resignation or removal.

7.8 Vacancies. Subject to the terms of any one or more series or classes of Preferred Stock, any vacancies in the Board for any reason and any newly created directorships resulting by reason of any increase in the number of Directors shall be filled only by the Board (and not by the stockholders), acting by a majority of the remaining Directors then in office, even if less than a quorum, or by a sole remaining Director, and any Directors so appointed shall hold office until the next election of the class of Directors to which such Directors have been appointed and until their successors are duly elected and qualified.

7.9 Director Elections by Holders of Preferred Stock. Notwithstanding the foregoing, whenever the holders of any one or more series or classes of Preferred Stock shall have the right, voting separately by series or class, to elect one or more Directors at an annual or special meeting of stockholders, the election, filling of vacancies, removal of Directors and other features of such one or more directorships shall be governed by the terms of such one or more series or classes of Preferred Stock to the extent permitted by law. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

8. Stockholder Action by Written Consent. Subject to the terms of any one or more series or classes of Preferred Stock, from and after the time that the Advent Sponsor and its Affiliates collectively beneficially own (as shall be determined in accordance with Rules 13d-3 and 13d-5 of the Exchange Act) less than 30% of the voting power of then outstanding shares of capital stock of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders of the Corporation and may not be effected by any written consent in lieu of a meeting by such stockholders.

9. Meetings of Stockholders.

9.1 An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as shall be fixed exclusively by resolution of the Board or duly authorized committee thereof.

9.2 Subject to the terms of any one or more series or classes of Preferred Stock, special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called at any time, but only by or at the direction of the chairperson of the Board (the “Chairperson”) or the chief executive officer of the Corporation.

9.3 There shall be no cumulative voting in the election of directors. Unless and except to the extent that the By-laws shall so require, the election of the Directors need not be by written ballot.

9.4 Any meeting of stockholders may be postponed, rescheduled or canceled by action of the Board at any time in advance of such meeting. The Board shall have the power to adopt such rules and regulations for the conduct of the meetings and management of the affairs of the Corporation as they may deem proper and the power to adjourn or recess any meeting of stockholders without a vote of the stockholders, which powers may be delegated by the Board to the Chairperson in either such rules and regulations or pursuant to the By-laws.

9.5 Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the By-laws of the Corporation.

10. Business Combinations.

10.1 Section 203 of the DGCL. The Corporation shall not be governed by Section 203 of the DGCL, and the restrictions contained therein shall not apply to the Corporation.

10.2 Limitations on Business Combinations. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Class A Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(i) prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

(ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (1) persons who are directors and also officers of the Corporation and (2) employee stock plans of the Corporation in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(iii) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

10.3 Exceptions to Prohibition on Interested Stockholder Transactions. The restrictions contained in this Section 10 shall not apply if:

(i) a stockholder becomes an interested stockholder inadvertently and (A) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder; and (B) would not, at any time within the three- year period immediately prior to a business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or

(ii) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (A) constitutes one of the transactions described in the second sentence of this Section 10.3(ii); (B) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board; and (C) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock (as defined hereinafter) of the Corporation; or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Section 10.3(ii).

10.4 Section 10 Definitions. As used in this Section 10 only, and unless otherwise provided by the express terms of this Section 10, the following terms shall have the meanings ascribed to them as set forth in this Section 10.4 and, to the extent such terms are defined elsewhere in this Certificate of Incorporation, such definition shall not apply to this Section 10:

(i) “associate” when used to indicate a relationship with any Person, means: (1) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of voting stock; (2) any trust or other estate in which such Person has at least a twenty percent (20%) beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (3) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

(ii) “business combination” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(1) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (i) with the interested stockholder, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation, Section 10.2 is not applicable to the surviving entity;

(2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(3) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of the securities exercisable for, exchangeable for or convertible into stock of the Corporation or any subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this Section 10.4(ii)(3) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(4) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(5) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in Sections 10.4(ii)(1) or 10.4(ii)(4) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(iii) “control,” including the terms “controlling,” “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract, or otherwise. A Person who is the owner of twenty percent (20%) or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting stock, in good faith and not for the purpose of circumventing this Section 10, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group (as such term is used in Rule 13d-5 under the Exchange Act, as such Rule is in effect as of the date of this Certificate of Incorporation) have control of such entity.

(iv) “interested stockholder” means any Person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such Person is an interested stockholder, and the affiliates and associates of such Person; provided, however, that the term “interested stockholder” shall in no case include or be deemed to include (1) the Investors or their direct and indirect transferees, or (2) any Person whose ownership of share in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation; provided that such Person specified in this clause (2) shall be an interested stockholder if thereafter such Person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such Person. For the purpose of determining whether a Person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include voting stock deemed to be owned by the Person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(v) “Investors” means (1) the Advent Sponsor and any of its affiliates or successors or any group, or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, for so long as they collectively own, directly or indirectly, 5% or more of the voting power of the Corporation’s then outstanding shares of voting stock and (2) Spectrum Equity Management, L.P. and any of its affiliates or successors or any group, or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, for so long as they collectively own, directly or indirectly, 5% or more of the voting power of the Corporation’s then outstanding shares of voting stock.

(vi) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a Person that individually or with or through any of its affiliates or associates:

(1) beneficially owns such stock, directly or indirectly; or

(2) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants, options, or otherwise; provided, however, that a Person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any stock because of such Person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more Persons; or

(3) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in clause (b) of Section 10.4(vi)(2)), or disposing of such stock with any other Person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(vii) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(viii) “voting stock” means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock in this Section 10 shall refer to such percentage of the votes of such voting stock..

11. Limitation of Liability of Directors. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, no director of the Corporation shall have any personal liability to the Corporation or any of its stockholders for monetary damages for any breach of fiduciary duty as a director. If the DGCL is amended hereafter to permit the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended, without further action by the Corporation. Any alteration, amendment, addition to or repeal of this Section 11, or adoption of any provision of this Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Section 11, shall not reduce, eliminate or adversely affect any right or protection of a director of the Corporation existing at the time of such alteration, amendment, addition to, repeal or adoption with respect to acts or omissions occurring prior to such alteration, amendment, addition to, repeal or adoption.

12. Indemnification and Advancement. The Corporation shall indemnify, advance expenses to and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any current or former director or officer of the Corporation (“Indemnitee”) who was or is made or is threatened to be made a party or is otherwise involved in any “Proceeding,” which shall include any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Corporation or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative or investigative (formal or informal) nature, including appeal therefrom, in which Indemnitee was, is, will or might be involved as a party, potential party, non-party witness or otherwise by reason of the fact that Indemnitee is or was a director or officer of the Corporation, by reason of any action (or failure to act) taken by him or her of any action (or failure to act) on his or her part while acting as a director or officer of the Corporation, or by reason of the fact that Indemnitee is or was serving at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other Enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under this Section 12. If the Indemnitee believes in good faith that a given situation may lead to or culminate in the institution of a Proceeding, this shall be considered a Proceeding under this Section 12. Neither any amendment nor repeal of this Section 12, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Section 12, shall eliminate or reduce the effect of this Section 12 in respect of any acts or omissions occurring prior to such alteration, amendment, addition to, repeal or adoption. This provision should be read in conjunction with Article VI of the Bylaws.

13. Amendment to the By-Laws. In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board is expressly authorized and empowered to make, alter, amend, add to or repeal any and all Bylaws by resolution of the Board. In addition to any vote required by this Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) or applicable law, the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding shares entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to make, alter, amend, add to or repeal any or all Bylaws of the Corporation or to adopt any provision inconsistent therewith.

14. Amendment. The Corporation reserves the right, at any time and from time to time, to alter, amend, add to or repeal any provision contained in this Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) in any manner now or hereafter prescribed by the laws of the State of Delaware, and all rights, preferences, privileges and powers of any nature conferred upon stockholders, directors or any other Persons herein are granted subject to this reservation.

15. Exclusive Forum.

15.1 Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery lacks jurisdiction, a state court located within the State of Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: any (a) derivative action or proceeding brought on behalf of the Corporation; (b) action asserting a claim of breach of a fiduciary duty owed by or other wrongdoing by any current or former director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders; (c) action asserting a claim arising under any provision of the DGCL or this Certificate of Incorporation or the By-laws (as either may be amended from time to time), or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (d) action asserting a claim governed by the internal affairs doctrine. This Section 15.1 shall not apply in any respect to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder or any other claim or cause of action for which the federal courts have exclusive jurisdiction.

15.2 Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any action asserting a claim arising under the Securities Act or the rules and regulations promulgated thereunder.

16. Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its Directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

17. Corporate Opportunity. To the fullest extent permitted by Section 122(17) of the DGCL and except as may be otherwise expressly agreed in writing by the Corporation, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities, which are from time to time presented to the Advent Sponsor, Spectrum Equity Management, L.P., 22C Capital LLC or any of their respective managers, officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and, to the fullest extent permitted by law, no such person or entity shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person or entity pursues or acquires such business opportunity, directs such business opportunity to another person or entity or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation. Neither the alteration, amendment, addition to or repeal of this Section 17, nor the adoption of any provision of this Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Section 17, shall eliminate or reduce the effect of this Section 17 in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Section 17, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

18. Definitions. As used in this Certificate of Incorporation, unless the context otherwise requires or as set forth in another Section of this Certificate of Incorporation, the term:

(a) “Advent Sponsor” means Advent International Corporation.

(b) “AIDH TopCo, LLC” means AIDH TopCo, LLC, a Delaware limited liability company or any successor thereto.

(c) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided, that (i) neither the Corporation nor any of its subsidiaries will be deemed an Affiliate of any stockholder of the Corporation or any of such stockholders’ Affiliates and (ii) no stockholder of the Corporation will be deemed an Affiliate of any other stockholder of the Corporation, in each case, solely by reason of any investment in the Corporation.

(d) “control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

(e) “Corresponding Management Holdings Units” has the meaning set forth in the Second Amended and Restated LLC Agreement of AIDH TopCo, LLC.

(f) “Director” is defined in Section 7.2.

(g) “Disposition Event” means any merger, consolidation or other business combination of the Corporation, whether effectuated through one transaction or series of related transactions (including a tender offer followed by a merger in which holders of Class A Common Stock receive the same consideration per share paid in the tender offer), unless, following such transaction, all or substantially all of the holders of the voting power of all outstanding classes of Common Stock and series of Preferred Stock that are generally entitled to vote in the election of Directors prior to such transaction or series of transactions, continue to hold a majority of the voting power of the surviving entity (or its direct or indirect parent) resulting from such transaction or series of transactions in substantially the same proportions as immediately prior to such transaction or series of transactions.

(h) “Enterprise” means the Corporation and any other corporation, constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which the Corporation (or any of their wholly owned subsidiaries) is a party, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, of which Indemnitee is or was serving at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary or employee.

(i) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor law or statute, together with the rules and regulations promulgated thereunder.

(j) “LLC Unit” means a nonvoting interest unit of AIDH TopCo, LLC.

(k) “Paired Interest” means one LLC Unit together with one share of Class B Common Stock, subject to adjustment pursuant to Article 10 of the Second Amended and Restated LLC Agreement of AIDH TopCo, LLC.

(l) “Permitted Transferee” means (i) in the case of any transferor that is not a natural person, any Person that is an Affiliate of such transferor and (ii) in the case of any transferor that is a natural person, (A) any Person to whom Common Stock is transferred from such transferor (1) by will or the laws of descent and distribution or (2) by gift without consideration of any kind; provided that, in the case of clause (2), such transferee is the spouse, the lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of such transferor, (B) a trust that is for the exclusive benefit of such transferor or its Permitted Transferees under (A) above or (C) any institution qualified as tax-exempt under Section 501(c)(3) of the Code.

(m) “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

(n) “Second Amended and Restated LLC Agreement of AIDH TopCo, LLC” means the Second Amended and Restated Limited Liability Company Agreement, dated as of                     , 2021, by and among the Corporation, the other members of AIDH Topco and the other Persons that may become parties thereto from time to time, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

(o) “Transfer” of a share of Class B Common Stock means, directly or indirectly, any sale, assignment, transfer, exchange, gift, bequest, pledge, hypothecation or other disposition or encumbrance of such share or any legal or beneficial interest in such share, in whole or in part, whether or not for value and whether voluntary or involuntary or by operation of law; provided, however, that the following shall not be considered a “Transfer”: (i) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with the Corporation and/or its stockholders that (x) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (y) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (z) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; (ii) entering into a customary voting or support agreement (with or without granting a proxy) in connection with any merger, consolidation or other combination transaction of the Corporation, whether effectuated through one transaction or series of related transactions (including a tender offer followed by a merger in which holders of Class A Common Stock receive the same consideration per share paid in the tender offer); (iii) the pledge of shares of capital stock of the Corporation by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as such stockholder continues to exercise sole voting control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer”; or (iv) the fact that the spouse of any holder of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock.

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation of Definitive Healthcare Corp. has been duly executed by the officer below this         th day of                 , 2021.

By:
Name:
Title:

[Signature Page to Amended and Restated Certificate of Incorporation]